Exhibit 10.1

[Certain identified information has been excluded from this exhibit because it is not material to a reader and would be competitively harmful if publicly disclosed]

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered Into and made effective this 20th day of November, 2014 (the “Effective Date”), between the University of Miami, a Florida not-for-profit corporation, having business offices at 1951 NW 7th Avenue, (C234), Miami, Florida 33136 (“UNIVERSITY”), and LONGEVERON LLC, a limited liability company organized under the laws of Delaware, having business offices at 6010 Aqua Path, Miami Beach, Florida 33141 (“LICENSEE”). For purposes of this Agreement, each of UNIVERSITY and LICENSEE may be individually referred to as a “Party,” and collectively referred to as the “Parties.”

BACKGROUND

UNIVERSITY has been assigned and owns all rights and title to certain inventions, works, processes of its employee, Joshua M. Hare, M,D., as described In Appendix A and UNIVERSITY wants to have the technology perfected and marketed as soon as possible so that resulting products may be available for public use and benefit. LICENSEE wants to acquire an exclusive license for the Technology Rights for the purposes of making, having made for Its own use and sale, using and selling Products and practicing the invention(s) disclosed and claimed In the Technology Rights, in the Territory and in the Field of Use as set forth and defined below,

1.	DEFINITIONS

1.1	“Field of Use” shall mean all fields.

1.2	“Net Sales” shall be calculated as set forth in this section and shall mean gross amounts invoiced by LICENSEE and/or its Sublicensees on commercial sales of Products or use of Process thereof to third parties (excluding Sublicensees), less deductions for the following, determined In accordance with generally accepted accounting principles:

a.	sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of Products, but only to the extent that such taxes and duties are actually Included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the price of the Products;

b.	trade, quantity and cash discounts actually allowed and taken;

c.	allowances or credits to customers on account of shelf adjustments, failure to supply, rejection, withdrawal, recall or return of Products or on account of retroactive price reductions affecting Products, to the extent that such allowances or credits are actually allowed and taken;

d.	amounts not collectible after reasonable collection efforts;

e.	any charges for freight, postage, shipping or transportation or for shipping insurance;

f.	rebates and charge backs specifically related to Products on an actual credited or paid basis, Including those granted to government agencies (such rebates and charge backs to be accrued as an estimate in the month in which the related Products is sold by using generally accepted accounting principles) to the extent that such rebates and charge backs are actually allowed and taken; and,

g.	sales contract administrative fees, fees paid to distributors, wholesaler fees or service charges and other payments to customers or other third parties in connection with the sale of Products, to the extent actually allowed and taken.

1.3	“Technology Rights” shall mean:

a.	all technology specifically set forth in Appendix A.

1.4	“Product” shall mean any product or part thereof made, used or sold by the LICENSEE or a Sublicensee of the LICENSEE, which:

a.	arises from, uses or incorporates the Technology Rights; or

b.	is manufactured by using a Process which arises from, uses or incorporates the Technology Rights.

1.5	“Process” shall mean any process used by the LICENSEE or a Sublicensee of the LICENSEE which arises from, uses or Incorporates the Technology Rights.

1.6	“Sublicensee” as used in this Agreement shall mean any third party to whom LICENSEE has granted a license to make, have made, use and/or sell the Product or the Process under the Technology Rights, provided LICENSEE has requested and obtained prior written approval from UNIVERSITY, which approval shall not be unreasonably withheld. Sublicensee shall agree in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement, and LICENSEE shall, within thirty (30) days of request by UNIVERSITY, provide to UNIVERSITY a fully signed, non-redacted copy of each agreement executed by a Sublicensee, with all exhibits, appendixes, attachments and any amendments thereto, as applicable.

1.7	“Territory” shall mean the world,

2.	GRANT

2.1	UNIVERSITY hereby grants to LICENSEE and LICENSEE hereby accepts an exclusive license, subject to any rights of the government in the Territory for the Field of Use, with the right to sublicense, under the Technology Rights and an exclusive license to the technology developed as of the Effective Date by Joshua M. Hare, M.D., that is not encumbered by any third party rights, which in UNIVERSITY’s sole discretion, Is necessary to practice the Technology Rights to research, develop, make, have made, use, sell and import the Product(s) and to practice the Process(es) described and/or claimed In the Technology Rights,

2.2	UNIVERSITY retains a non-sublicensable, non-exclusive, royalty-free, perpetual, irrevocable, worldwide right to make and to use the subject matter described and/or claimed in the Technology Rights for internal research and educational, and clinical purposes, including sponsored research and collaborations between Joshua Hare and commercial entities. Further, the United States Government may also have certain rights, title and/or interest In/to the licensed Technology(s) and/or Technology application(s), including but not limited to the rights to use the licensed Technology(s) and/or Technology application(s) for internal, non-commercial and educational purposes only.

3.       ROYALTIES AND OTHER CONSIDERATION

3.1	In consideration of the license herein granted, LICENSEE shall pay fees and royalties to UNIVERSITY as follows:

a.	License Issue fee of $5,000 is due to UNIVERSITY within thirty (30) days of the Effective Date of this Agreement.

b.	Running royalty in an amount equal to 3% of the annual Net Sales of the Product(s) used, leased or sold by or for LICENSEE or its Sublicensees (“Running Royalty”). In the event LICENSEE Is required to pay royalties to a third party or third parties for the same Product or Process as licensed under this Agreement to avoid potential infringement of third party Technology rights as a result of sales of Products, then LICENSEE may reduce the Running Royalty by fifty cents ($0.50) for each one dollar ($1.00) in royalties which LICENSEE is obligated to pay to a third party or third parties under such licenses, provided however, that the royalties payable to UNIVERSITY under this section shall not be reduced to less than two percent (2%) of annual Net Sales of the Product(s) used, leased or sold by or for LICENSEE or its Sublicensees. If, in any one calendar year, LICENSEE is not able to fully recover its fifty percent (50%) portion of the payments due to a third party, it shall be entitled to carry forward such right of off-set to future calendar years with respect to the excess amount.

c.	By the first (1st) day of each anniversary of the Effective Date LICENSEE agrees to pay UNIVERSITY an annual fee of $10,000, (2nd) $15,000, (3rd) $25,000, (4th) $40,000, and (5th until expiration or termination of this Agreement) $50,000. Such annual fee is creditable towards, or may be offset by, any other consideration, including royalty and milestone payments that are, as set forth herein, due to the UNIVERSITY by LICENSEE.

d.	Royalties are payable on a country-by-country basis beginning on the date of first commercial sale and ending on expiration or termination of this Agreement.

3.2	All payments hereunder shall be made In U.S. dollars.

3.3	In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to UNIVERSITY under this Agreement, the LICENSEE shall be solely responsible to pay such taxes to the local tax authorities on behalf of UNIVERSITY is a nonprofit, tax-exempt organization as defined in Section 501(c)(3) of the Internal Revenue Code. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to UNIVERSITY, then the sum payable to UNIVERSITY shall be increased by the amount necessary to yield to UNIVERSITY an amount equal to the sum it would have received had no withholdings or deductions been made. UNIVERSITY shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, any exemption from any such tax or deduction.

3.4	As partial consideration for the license granted pursuant to this Agreement, LICENSEE shall issue to UNIVERSITY that number of shares of common stock of LICENSEE equal to 1% of the total number of LICENSEE-Issued and outstanding units of LICENSEE as of the Effective Date. If at any time after the Effective Date and before LICENSEE receives a total of Ten Million Dollars ($10,000,000.00) cash in exchange for the issuance of (i) LICENSEE’s equity securities and/or (ii) debt securities that are convertible into or exercisable or exchangeable for LICENSEE’S equity securities, LICENSEE issues any (a) shares of LICENSEE’s units or (b) securities that are convertible into or exercisable for shares of LICENSEE’s units, then in such event, LICENSEE shall issue additional units of LICENSEE to UNIVERSITY such that immediately after such issuance to UNIVERSITY the total number of units issued to UNIVERSITY under this Section 3.4 remains and constitutes 1% of the total number of Issued and outstanding units of LICENSEE calculated on a fully diluted basis. The issuance of units to UNIVERSITY shall be made in accordance with the Award Agreement between UNIVERSITY and LICENSEE, a copy of which is attached and incorporated by reference herein.

3.5	SUBLICENSING: If LICENSEE receives any fees, minimum royalties, or other cash payments in consideration for any rights granted under a sublicense of the Technology Rights, and such payments are not based directly upon the amount or value of Products or Processes sold by the Sublicensee nor represent payment of costs to LICENSEE for a development program which LICENSEE is obligated to perform under such sublicense, then LICENSEE shall pay UNIVERSITY a percentage of such payments as follows:

a.	15%: sublicenses entered into before the end of Phase II Clinical Trials;

b.	10%: sublicenses entered into before the end Phase III Clinical Trials; and

c.	5%: sublicenses entered into after completion of Phase ill Clinical Trials.

3.6	Notwithstanding the Sublicensee’s payment obligation to LICENSEE, LICENSEE shall be directly responsible for all royalties and payments due to the UNIVERSITY pursuant to this Section 3.

4.	COMMERCIAL DILIGENCE AND MILESTONES

4.1	LICENSEE shall use commercially reasonable efforts to develop, manufacture, market and sell Product in the Territory and will exert commercially reasonable efforts to create a demand for Product,

4.2	LICENSEE agrees to submit annual reports, as to its efforts to develop Product and markets for Product. Such reports shall Include assurance by LICENSEE of its Intent to actively develop commercial embodiments of the Technology Rights and a summary of its efforts in this regard.

4.3	LICENSEE, at Its sole expense, shall make commercially reasonable efforts to accomplish the following:

a.

(i)	by December 31, 2017, to have completed Phase II clinical trials for the Products; and

(ii)	by December 31, 2020, to have completed Phase III clinical trials for the Products.

b.	LICENSEE, upon written request to UNIVERSITY, may be granted an extension of one or more of the milestones above by six (6) months up to three (3) times for a total possible extension of eighteen (18) months provided LICENSEE pays UNIVERSITY a payment of a Five Thousand Dollars ($5,000.00) fee per extension. If LICENSEE extends a particular milestone, all subsequent milestones will be extended by the same time period.

c.	The Parties agree to the following milestones and payments. For the avoidance of doubt, if the same milestone is achieved by a Sublicensee of the Technology Rights, then UNIVERSITY shall share In any payments LICENSEE receives from a Sublicensee according to Section 3,5 above, and the following milestones and payments will not be due. The following milestone payments shall not be creditable towards any other monies UNIVERSITY is due from LICENSEE, including but not limited to: payment of past Technology Rights costs, payment of future Technology Rights costs, royalty payments, and royalty payments associated with a Sub licensee’s sale of any Product(s):

d.	Upon reaching milestones in subsection 4.3 a, LICENSEE will pay UNIVERSITY as follows:

(i)	Upon completion of Phase II clinical trials for the Products, two hundred and fifty thousand dollars ($250,000); and

(ii)	Upon completion of Phase IR clinical trials for the Products, seven hundred and fifty thousand dollars ($750,000).

4.4	In the event that either Party is prevented from performing under the Agreement as a result of an act of God, hurricane, war, or terrorism, any delays In or failure of performance under the Agreement shall be excused If and to the extent that such delays or failures are beyond such Party’s reasonable control, UNIVERSITY and LICENSEE shall notify the other promptly upon learning of any event that may result in any delay or failure to perform. If the force majeure event occurs and continues to prevent substantial performance for more than thirty (30) days the other Party has the right to terminate this Agreement.

5.	SPONSORED RESEARCH

LICENSEE will In good faith negotiate with the UNIVERSITY Office of Research Administration to have UNIVERSITY conduct certain sponsored research projects, which projects LICENSEE believes are best performed by the UNIVERSITY. The result of these negotiations will be memorialized in a separate agreement(s) signed by both Parties.

6.	TERM

The term of this Agreement shall commence on the Effective Date and shall remain in effect for 20 years after the date of the last commercialized Product or Process arising from the Technology Rights.

7.	UNITED STATES LAWS

7.1	LICENSEE understands that the Technology Rights may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there Is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail. Specifically, this Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 212 (to the extent applicable), including an obligation that Product(s) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable UNIVERSITY to satisfy its obligation thereunder, relating to the Technology Rights.

7.2	It is understood that UNIVERSITY and LICENSEE are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UNIVERSITY neither represents that a license shall or shall not be required nor that, if required, it shall be issued. LICENSEE represents and warrants that it will comply with, and will cause its Sublicensees to comply with all United States export control laws, rules and regulations. LICENSEE Is solely responsible for any violation of such laws and regulations by itself or Its Sublicensees, and It will indemnify, defend and hold UNIVERSITY harmless for the consequences of any such violation.

8.	INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	LICENSEE will defend, indemnify and hold harmless the UNIVERSITY, its trustees, officers, faculty, employees and students (“University Indemnitees”) against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) (collectively “Liabilities”) which may be brought against University Indemnities by third parties as a result of or arising out of: (a) any negligent act or omission of LICENSEE, its Sublicensees, or Its or their agents or employees, or (b) the use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE, Its Sublicensees or its or their agents or employees of any Products; provided, however, LICENSEE shall not indemnify or hold harmless any University indemnitee from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the willful negligent acts or omissions of such University Indemnitee.

8.2	LICENSEE will defend, indemnify and hold harmless the University Indemnities against any and all judgments and damages arising from any and all third party claims of infringement which may be asserted against University Indemnities because of the manufacture, use, promotion and sale of Products. LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims. LICENSEE agrees to provide attorneys which shall be approved by University Indemnities at their sole and absolute discretion to defend against any actions brought or filed against any University indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any University Indemnitee shall have the right to retain its own counsel, at the reasonable expense of LICENSEE, if representation of such University indemnitee by counsel retained by LICENSEE would be inappropriate because of conflict of interests or otherwise. LICENSEE agrees to keep UNIVERSITY informed of the progress in the defense and disposition of such claim, and to consult with UNIVERSITY prior to any proposed settlement.

8.3	UNIVERSITY shall have no further liability to LICENSEE for any loss or damages LICENSEE may Incur as a result of the invalidity of UNIVERSITY’s Technology Rights.

8.4	UNIVERSITY shall have no responsibility with respect to LICENSEE’s own trademarks and tradename, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless UNIVERSITY against any and all third party claims.

8.5	UNIVERSITY is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

8.6	This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the expiration or termination of this Agreement.

9.	WARRANTIES

9.1	UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY INVENTION (S) OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT; OR THAT THE USE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS.

10.	REPORTS AND RECORDS

10.1	Prior to first Net Sale, LICENSEE agrees to provide UNIVERSITY with an annual written report specifying the progress of research, development, and marketing activities. Commencing with the first (1) calendar quarter after the first Net Sale, the LICENSEE shall provide to UNIVERSITY a written report specifying during the preceding calendar quarter (a) the number or amount of Products sold hereunder by LICENSEE and its Sublicensees, (b) the total billings for all Product(s) sold, (c) deductions as applicable to calculate Net Sales, (d) total royalties due, (e) names and addresses of all Sublicensees. Such reports shall be due within forty-five (45) days following the last day of each calendar quarter in each year during the term of this Agreement. Each such report shall be accompanied by payment in full of the amount due UNIVERSITY in United States dollars.

10.2	For a period of three (3) years from the date of each report pursuant to Section 10.1, LICENSEE, shall keep records adequate to verify each such report and accompanying payment made to UNIVERSITY under this Agreement, and an independent Certified Public Accountant or Accounting Firm selected by UNIVERSITY and acceptable to LICENSEE may have access, on reasonable notice during regular business hours, not to exceed twice per year, to such records to verify such reports and payments. LICENSEE’s acceptance of UNIVERSITY’s selection of said Certified Public Accountant or Accounting firm shall not be unreasonably withheld. Such Accountant or Accounting Firm shall not disclose to UNIVERSITY any Information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Certified Public Accountant or Accounting Firm performing such verification shall be borne by UNIVERSITY unless in the event that the audit reveals an underpayment of royalty by more than five (5%) percent, In which case the cost of the audit shall be paid by LICENSEE.

11.	MARKING AND STANDARDS

11.1	LICENSEE agrees to mark and have its Sublicensees mark any and all Products (or their containers or labels) that are made, sold, or otherwise disposed of by LICENSEE or Sublicensees under the license granted in this Agreement, in accordance with and to the extent required by the applicable patent marking statute; provided that LICENSEE does not need to mark Products (or their containers or labels) if such Products are used solely for LICENSEE’s own internal research purposes and/or used for validation studies on LICENSEE’s behalf.

11.2	LICENSEE shall act in good faith to maintain satisfactory standards in respect to the nature of the Product manufactured and/or sold by LICENSEE. LICENSEE, shall act in good faith to ensure that all Product manufactured and/or sold by it shall be of a quality which Is appropriate to Products of the type here involved. LICENSEE agrees that similar provisions shall be included by sublicenses of all tiers.

12.	ASSIGNMENT

12.1	LICENSEE may not assign or delegate any rights or obligations under this Agreement without the written consent of UNIVERSITY. UNIVERSITY will respond to written notice within seven (7) calendar days of receipt. Any other attempt to assign this Agreement by LICENSEE is null and void.

12.2	If the Parties agree to assign this Agreement, the new assignee must agree in writing to UNIVERSITY to be bound by this Agreement

13.	NOTICE

13.1	Any notice, payment, report or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be mailed by certified mall or delivered by hand to the Party to whom such correspondence Is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such correspondence shall be deemed to have been given when received by the Party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving Party.

All correspondence to LICENSEE shall be addressed as follows:

Joshua M. Hare, M.D.

Longeveron LLC

6010 Aqua Path

Miami Beach, FL 33141

WITH A COPY TO:	Mitchell S. Fuerst, Esq.
Fuerst Ittleman David & Joseph, PL
1001 Brickell Bay Drive, 32nd Floor
Miami, FL 33131

All correspondence to UNIVERSITY shall be addressed, in duplicate, as follows:

FOR NOTICE:	Humberto M. Speziani
Assistant Vice President
Financial Operations
University of Miami
1320 South Dixie Highway, Suite 1230
Gables One Tower
Coral Gables, FL 33145

WITH A COPY TO:	Office of the General Counsel
University of Miami
1320 South Dixie
Highway, Suite 1250
Gables One Tower
Coral Gables, FL 33146

FOR NOTICE AND PAYMENT:

Director
Office of Technology Transfer
University of Miami
1951 NW 7th Avenue
Miami, FL 33136

13.2	Either Party may change the address to which correspondence to it is to be addressed by notification as provided herein.

14.	MISCELLANEOUS PROVISIONS

14.1	TERMINATION

a.	LICENSEE shall have the right to terminate this Agreement upon sixty (60) days prior written notice to UNIVERSITY.

b.	UNIVERSITY and LICENSEE shall have the right to terminate this Agreement if the other Party commits a material breach of an obligation under this Agreement and falls to cure any such breach within thirty (30) days of receipt of written notice from non-breaching Party. A material breach shall include but not be limited to the following: (a) failure to deliver to UNIVERSITY any payment at the time such payment is due under this Agreement, (b) failure to meet or achieve milestones as’ provided in Section 4.3, (c) failure to possess and maintain required insurance coverage. UNIVERSITY shall have the right to terminate this Agreement In the event LICENSEE provides a false report and continues in default for more than thirty (30) days after receiving written notice of such default or false report. Such termination shall be effective upon further written notice to the breaching Party after failure by the breaching Party to cure. If UNIVERSITY commits a material breach or defaults, then LICENSEE has no duty to continue the payment of royalties as set forth in Section 3 of this Agreement.

c.	The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Product(s). Accordingly, LICENSEE covenants and agrees that In the event any proceedings under the Bankruptcy Act or any amendment thereto, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within ten (10) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of forty-five (45) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE and, UNIVERSITY, at the election of UNIVERSITY, but not otherwise, ipso facto, and without notice or other action by UNIVERSITY, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

d.	Any termination of this Agreement shall be without prejudice to UNIVERSITY’s right to recover all amounts accruing to UNIVERSITY prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or Implied, under any property which is the subject matter of this Agreement, nor have the right to recover any royalties paid UNIVERSITY hereunder. Upon termination, LICENSEE shall have the right to dispose of Products then In their possession and to complete existing contracts for such Products, so long as contracts are completed within six (6) months from the date of termination, subject to the payment of royalties to UNIVERSITY as provided in section 3 hereof. Failure to terminate on any basis shall not prejudice or impact the UNIVERSITY’s rights and ability to subsequently terminate for the same or a related basis.

14.2	INSURANCE

a.	As soon as practicable after the Effective Date, the party conducting clinical trials using the Technology Rights, which may be either LICENSEE or its Sublicensee as the case may be (the “Insuring Party”), must maintain commercial general liability insurance in the amounts of not less than One Million Dollars ($1,000,000) per incident and $1,000,000 annual aggregate. After the commencement of the first clinical trial for the first Product but prior to the first commercial sale of a Licensed Product, insuring Party must maintain commercial general liability insurance of not less than One Million Dollars ($1,000,000) per incident and clinical trials liability Insurance of not less than Three Million Dollars ($3,000,000). After the first commercial sale of a Product, Insuring Party must maintain commercial general liability insurance in the amounts of not less than Three Million Dollars ($3,000,000) per incident and Five Million Dollars ($5,000,000) annual aggregate. Immediately prior to the commencement of the first clinical trial for the first Product, UNIVERSITY, its employees and agents, will be named as additional insured. After the first commercial sale of a Product, Insuring Party shall maintain products liability/completed operations and clinical trials insurance coverage in the amount of Ten Million Dollars ($10,000,000).

b.	Insuring Party shall not cancel such insurance without thirty (30) days prior notice to UNIVERSITY. Such cancellation shall be cause for termination.

c.	The terms of this provision shall extend beyond termination of the agreement.

14.3	USE OF NAME

LICENSEE shall not use the name of the University of Miami, or any of its trustees, faculty, students or employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of Mr. Humberto M. Speziani, Assistant Vice President, Financial Operations, 1320 South Dixie Highway, Suite 1230, Gables One Tower, Coral Gables, FL 33146,

14.4	GOVERNING LAW

This Agreement shall be considered as having been entered into in the State of Florida, United States of America, and shall be construed and interpreted in accordance with the laws of the State of Florida, in any action or proceeding arising out of or relating to this Agreement (an “Action”), each of the Parties hereby irrevocably submits to the jurisdiction of any federal or state court sitting in Miami, Florida, and further agrees that any Action shall be heard and determined in such Florida federal court or in such state court. Each Party hereby Irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in Miami, Florida.

14.5	CAPTIONS

The captions and section headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.6	SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the Parties hereto,

14.7	SURVIVAL

a.	The provisions of Sections 1, 7, 8, 9, 11, 13, 14.3, 14.4, 14.9 and 14.13 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

b.	The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used In construing and interpreting, the rights and obligations of the Parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

c.	Sublicenses in good standing shall survive termination of this license as a direct license from UNIVERSITY, provided that Sublicensees assume the obligations set forth in the definitive agreement, UNIVERSITY will enter into a direct agreement with such Sublicensees upon LICENSEE’s written request.

14.8	AMENDMENT

No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party to be bound.

14.9	NON-WAIVER

No failure or delay on the part of a Party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No waiver of any of the provisions of this Agreement shall be effective unless it is In writing, and signed by the Party against whom It is asserted, and any such written waiver shall only be applicable to the specific Instance to which it relates and shall not be deemed to be a continuing or future waiver. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

14.10	INDEPENDENT CONTRACTOR RELATIONSHIP

This Agreement Is not intended to create nor shall be construed to create any relationship between LICENSEE and UNIVERSITY other than that of independent entities contracting for the purpose of effecting provisions of this Agreement. It is further expressly agreed that no work, act, commission or omission of any Party, its agents, servants or employees, pursuant to the terms and conditions of this Agreement, shall be construed to make or render any Party, its agents, servants or employees, an agent, servant, representative, or employee of, or joint venturer with, the other Party, Neither Party shall have any right to bind or obligate the other Party in any way nor shall it represent that it has any right to do so.

14.11	REPRESENTATION BY COUNSEL

Each Party acknowledges that it has had the opportunity to be represented by counsel of such Party’s choice with respect to this Agreement. In view of the foregoing and notwithstanding any otherwise applicable principles of construction or interpretation, this Agreement shall be deemed to have been drafted jointly by the Parties and in the event of any ambiguity, shall not be construed or interpreted against the drafting Party.

14.12	NO THIRD PARTY BENEFICIARIES

No third persons or entities are intended to be or are third party beneficiaries of or under this Agreement, including, without limitation, Sublicensees, Nothing in this Agreement shall be construed to create any liability on the part of the Parties or their respective directors, officers, shareholders, employees or agents, as the case may be, to any such third parties for any act or failure to act of any Party hereto.

14.13	CONFIDENTIALITY

Parties shall hold each other’s Confidential information in confidence and shall not disclose Confidential Information to any third party without each other’s prior written consent. “Confidential Information” means any information disclosed by Party that is not generally known to the public or, by its nature, should be reasonably considered confidential. The Parties acknowledge and agree that a breach of this Section 14.13 would cause irreparable harm and that either Party shall be entitled to seek equitable relief from such breach.

The Parties agree to keep the terms of this Agreement confidential provided that each Party may disclose this Agreement to its authorized agents and investors who are bound by similar confidentiality provisions and to the extent required by law.

14.14	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

LICENSEE

LONGEVERON

Date: 11/20/2014	By:	/s/ Joshua Hare
Joshua M. Hare
Chairman of the Board and
Chief Science Officer

UNIVERSITY

UNIVERSITY OF MIAMI

Date: 11/19/2014	By:	/s/ Norma Sue Kenyon
Norma Sue Kenyon
Vice Provost for Innovation

APPENDIX A

Technology Rights

[Information intentionally redacted in accordance with Item 601(b) of Regulation S-K]

A-1